Exhibit 99.1

VF Corporation Provides Update on Global Business Impact of COVID-19

DENVER--(BUSINESS WIRE)--March 16, 2020--In response to the global COVID-19 coronavirus outbreak, VF Corporation (NYSE: VFC) today announced the temporary closure of all owned retail stores across North America, effective March 16 through April 5. All retail employees at these locations will continue to receive full pay and benefits during the temporary closure period.

In addition to its retail fleet, VF has closed its corporate and brand offices in North America until April 5 and is enabling all office employees to work remotely. The temporary closure of both offices and retail locations may be extended depending on the overall state of the COVID-19 situation.

“During this time of uncertainty and concern, our steadfast commitment is to do what’s right for our people, consumers and our global communities,” said Steve Rendle, VF’s Chairman, President and CEO. “The decision to close our retail stores, as well as our corporate and brand offices in North America, is the responsible thing to do to help mitigate the spread of the virus through social distancing. We will continue to monitor this situation closely and follow the guidance of global health professionals to ensure we’re doing our part to flatten the curve of newly confirmed cases.”

VF’s actions in North America are consistent with similar operational decisions made in its EMEA and Asia Pacific regions. In mainland Europe, VF has closed all offices and retail store locations until further notice, and its locations in the United Kingdom are currently operating on reduced hours.

In the Asia Pacific region, which was first impacted by the virus, VF initially closed the majority of its offices and retail locations. Currently, the company’s offices in Greater China are open and approximately 90 percent of its retail store locations are now open for business. While retail store traffic has steadily improved over the past month, it remains down significantly compared with the prior year. VF’s offices and retail locations in South Korea, Japan, Hong Kong and Taiwan remain open, but office employees are working remotely, and retail store locations are operating on reduced hours in some cases.

Consistent with VF’s long-term strategy, the company’s digital platform remains a high priority through which its brands stay connected with consumer communities while providing experiential content and service. In accordance with local government guidelines and in consultation with the guidance of global health professionals, VF has implemented measures to ensure the health, safety and well-being of associates employed in its distribution and fulfillment centers around the world. These facilities remain operational in order to support digital consumer engagement with its brands and to service retail partners as needed.

VF’s supply chain operations have experienced limited disruption to date as a result of the COVID-19 situation. Ongoing diversification efforts, such as re-directing manufacturing and materials sourcing, are underway in an attempt to mitigate potential future disruption. While it is not possible to gauge the full impact to VF’s supply chain at this time, VF continues to believe its global supply chain represents a key competitive advantage during periods of uncertainty and market volatility.

As stated in VF’s news release dated February 7, 2020, the coronavirus outbreak was not contemplated at the time VF provided its adjusted fiscal 2020 outlook on January 23, 2020. VF will provide an update as to the operational and financial impacts of the coronavirus during the company’s fourth quarter fiscal 2020 conference call in May 2020.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Contacts

VF Corporation Contacts:
Joe Alkire
Vice President, Corporate Development,
Investor Relations and Treasury
(720) 778-4051

Craig Hodges
Vice President, Corporate Affairs
(720) 778-4116